EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2021

Contact: Crystal Rios (801) 566-1200July 22, 2021

Salt Lake City, Utah – The second calendar quarter (2Q) of 2021 financial results were dramatically different from 2Q 2020 because 2Q 2020 results were the low point of Utah Medical Products, Inc.’s (Nasdaq: UTMD) performance during the COVID-19 pandemic, during a time when there were restrictions on so-called nonessential medical procedures. Therefore, UTMD management reports quarterly income statement results compared to the same periods not only in 2021 compared to 2020, but also compared to 2019. The Company’s stated objective in 2021 has been to try to fully recover back to its 2019 financial performance. Please see the income statements for all three years on the last page.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following summary comparison of 2Q and first half (1H) 2021 with 2Q and 1H 2020 income statement measures demonstrates UTMD’s excellent recovery, despite many new challenges:

2Q   1H

(April – June)   (January-June)

Revenues (Sales):	+ 43%	+ 20%
Gross Profit (GP):	+ 57%	+ 25%
Operating Income (OI):	+ 141%	+ 48%
Income Before Tax (EBT): Net Income (NI):	+ 144% + 161%	+ 46% + 45%
Earnings Per Share (EPS):	+ 161%	+ 46%

The above increases in NI and EPS according to U.S. Generally Accepted Accounting Principles (US GAAP) were affected by long term deferred tax liability (DTL) increases on the balance of Femcare identifiable intangible assets (IIA) in both 2Q 2020 and 2Q 2021. As stockholders may remember, the DTL was initiated as of the 2011 acquisition of Femcare because the expense from amortizing Femcare IIA, most of which is occurring over a fifteen year time span from the acquisition date, is not tax-deductible in the UK. According to US GAAP, the future tax impact of a change in DTL must be recognized in the quarter in which a tax law change is enacted. In 2Q 2020, a $225 increase in deferred UK taxes over the next six years occurred because the UK decided to not reduce its corporate income tax rate from 19% to 17% beginning in 2Q 2020, as was previously enacted. This year in 2Q 2021, another $390 increase in DTL over the remaining five years occurred because in June 2021, UK parliament ratified the Finance Minister’s plan to increase the UK corporate income tax rate from 19% to 25% beginning on April 1, 2023, which affects the deferred taxes for IIA to be amortized after April 1 2023 until fully amortized as of 1Q 2026.

UTMD management believes that the presentation of results excluding the unfavorable deferred tax liability adjustments to its 2Q and 1H 2021 and 2Q and 1H 2020 income tax provisions provide meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results. The non-US GAAP exclusion only affects Net Income and Earnings Per Share.

Excluding the 2Q 2020 and 2Q 2021 deferred tax liability increases and resulting “one-time” tax provision increases due to the UK income tax rate changes, the resulting non-US GAAP NI and EPS changes follow:

2Q   1H

(April – June)   (January-June)

NI (non-US GAAP):	+ 148%	+ 46%
EPS (non-US GAAP):	+ 148%	+ 48%

Setting aside the abnormal year of 2020, a comparison of 2Q and 1H 2021 with 2Q and 1H 2019 income statement measures prior to the COVID-19 pandemic follows:

2Q   1H

(April – June)   (January-June)

Revenues (Sales):	+ 6%	+ 4%
Gross Profit (GP):	+ 4%	+ 3%
Operating Income (OI):	+ 6%	+ 1%
Income Before Tax (EBT): Net Income (NI):	+ 6% ( 3%)	+ 0% ( 3%)
Earnings Per Share (EPS):	( 1%)	( 1%)

Since there was no UK tax law change enacted in 2019, a negative comparison of NI and EPS per US GAAP resulted.  Excluding the 2Q 2021 enacted future tax rate change and DTL impact, a comparison of 2Q and 1H 2021 with 2Q and 1H 2019 NI and EPS follows:

       2Q                       1H

 (April – June)    (January-June)

NI (non-US GAAP):	+ 8%	+ 3%
EPS (non-US GAAP):	+ 11%	+ 5%

In brief, the 2Q and 1H 2021 financial results confirm that, after surviving a depression in its business in 2020, UTMD may be back on track, notwithstanding possible future restrictions on healthcare which benefits from the use of UTMD’s medical devices, or other consequences of government policies that may have a negative impact on the free market, medical device industry and small businesses in particular.

Sales in all product categories and almost all distribution channels were up substantially in 2Q and 1H 2021 compared to the same periods in 2020. Sales invoiced in foreign currencies, which represented 27% of total consolidated sales (when expressed in USD) during both 2Q 2021 and 1H 2021, were helped by a weaker USD.  USD sales in 2Q and 1H 2021 were approximately 3% higher to that which would have resulted using the same foreign currency exchange (FX) rates as in the prior year’s same periods (“constant currency sales”).

Profit margins in 2Q and 1H 2021 compared to 2Q and 1H 2020 follow:

	2Q 2021 (Apr – Jun)	2Q 2020 (Apr – Jun)	1H 2021 (Jan – Jun)	1H 2020 (Jan – Jun)
Gross Profit Margin (GP/ sales):	61.8%	56.3%	62.5%	59.9%
Operating Income Margin (OI/ sales):	37.8%	22.5%	36.7%	29.7%
Net Income Margin (US GAAP) Net Income Margin (Non-US GAAP, B4 DTL Adj):	27.2% 30.3%	14.9% 17.5%	27.4% 29.0%	22.6% 23.8%

Note:  The Net Income Margin is NI, after subtracting a provision for taxes, divided by sales.

In 2020, because the Company did not make drastic cuts to its operating overheads to try to match the lower sales activity, profit margins suffered relative to UTMD’s performance in prior years, but still remained very solid in regard to UTMD’s ability to remain viable during the pandemic. The decision to not cut back was based on management’s belief that most overhead expenses represented critical resources needed to support the business as it was expected to recover, together with the comfort of UTMD’s cash reserves.  Profit margins in 2021 have returned to levels more consistent with longer term management expectations.

UTMD’s June 30, 2021 Balance Sheet, in the absence of debt, continued to strengthen. Ending Cash and Investments were $59.5 million on June 30, 2021 compared to $51.6 million on December 31, 2020, after paying $2.1 million in cash dividends to stockholders during 1H 2021. Stockholders’ Equity (SE) increased $4.5 million in the six month period from December 31, 2020 despite the fact that dividends reduce SE.  Compared to June 30, 2020, one year earlier, cash increased $17.2 million and SE increased $12.1 million.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 2Q 2021 compared to the end of calendar year 2020 and the end of 2Q 2020 follow:

	6-30-21	12-31-20	Change	6-30-20	Change
GBP	1.38065	1.36631	1.0%	1.23685	11.6%
EUR	1.18514	1.22281	(3.1%)	1.12346	5.5%
AUD	0.74952	0.77079	(2.8%)	0.68897	8.8%
CAD	0.80619	0.78406	2.8%	0.73437	9.8%

Revenues (sales) -2Q 2021

Total consolidated 2Q 2021 UTMD worldwide (WW) sales were $3,817 (+43.4%) higher than in 2Q 2020. Constant currency sales were $3,487 (+39.7%) higher. U.S. domestic sales were 46% higher and outside the U.S. (OUS) sales were 40% higher. Without the help of a weaker USD in converting foreign currency sales, OUS sales were 30% higher (i.e. constant currency sales). Despite the WW excellent double-digit percentage recovery in sales, 2Q U.S. domestic sales continued to improve faster than OUS sales. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic U.S. sales in 2Q 2021 were $8,023 compared to $5,513 in 2Q 2020.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct other device sales, representing 47% of total domestic sales, were $926 (+33%) higher in 2Q 2021 than in 2Q 2020. OEM sales, representing 33% of total domestic sales, were $1,126 (+72%) higher. Direct Filshie device sales, representing 20% of total domestic sales, were $457 (+40%) higher in 2Q 2021 compared to 2Q 2020.

OUS sales in 2Q 2021 were 40% higher at $4,581 compared to $3,274 in 2Q 2020. The increase in USD-denominated OUS sales is overstated as a result of a weaker USD which added $329 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 2Q 2021 and 2Q 2020 for revenue purposes follow:

2Q 20212Q 2020    Change

GBP 1.3986 1.2416+12.6%

EUR 1.2043 1.1100+  8.5%

AUD 0.7696 0.6638+15.9%

CAD 0.8119 0.7231+12.3%

The weighted average favorable impact on 2Q 2021 foreign currency OUS sales was 10.8%, increasing reported USD sales by $329 relative to the same foreign currency sales in 2Q 2020.  In constant currency terms, foreign currency sales in 2Q 2021 were 92.9% higher than in 2Q 2020. The portion of OUS sales invoiced in foreign currencies in USD terms were 27% of total consolidated 2Q 2021 sales compared to 18% in 2Q 2020.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user OUS 2Q 2021 sales in USD terms were 101% higher in Ireland, 71% higher in Canada, 146% higher in France and 247% higher in the UK. Direct to end-user sales in Australia, which included New Zealand in 2Q 2021 but not in 2Q 2020, were 80% higher. Sales to OUS distributors were 9% higher in 2Q 2021 than in 2Q 2020.

Sales -1H 2021

Total consolidated 1H 2021 UTMD worldwide (WW) sales were $3,879 (+19.7%) higher than in 1H 2020. Constant currency sales were $3,298 (+16.8%) higher. U.S. domestic sales were 24% higher and OUS sales were 13% higher. Without the help of a weaker USD in converting foreign currency sales, OUS sales were 6% higher.

Domestic U.S. sales in 1H 2021 were $14,805 compared to $11,956 in 1H 2020.  Direct other device sales, representing 48% of total domestic sales, were $952 (+15%) higher in 1H 2021 than in 1H 2020. OEM sales, representing 31% of total domestic sales, were $1,646 (+56%) higher. Direct Filshie device sales, representing 21% of total domestic sales, were $251 (+9%) higher in 1H 2021 compared to 1H 2020.

OUS sales in 1H 2021 were 13% higher at $8,762 compared to $7,733 in 1H 2020. The increase in USD-denominated 1H 2021 OUS sales is overstated as a result of a weaker USD which added $581 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1H 2021 and 1H 2020 for revenue purposes follow:

1H 20211H 2020    Change

GBP 1.3908 1.2718+  9.4%

EUR 1.2037 1.1089+  8.5%

AUD 0.7711 0.6585+17.1%

CAD 0.8009 0.7409+  8.1%

The weighted average favorable impact on 1H 2021 foreign currency OUS sales was 10.0%, increasing reported USD sales by $581 relative to the same foreign currency sales in 1H 2020.  In constant currency terms, OUS sales in 1H 2021 were 5.8% higher than in 1H 2020. The portion of OUS sales invoiced in foreign currencies in USD terms were 27% of total consolidated 1H 2021 sales compared to 23% in 1H 2020. Direct to end-user OUS 1H 2021 sales in USD terms were 26% higher in Ireland, 8% higher in Canada, 27% higher in France and 17% higher in the UK.  Direct to end-user sales in Australia, which included New Zealand in 1H 2021 but not in 1H 2020, were 32% higher. Sales to OUS distributors were 9% higher in 1H 2021 than in 1H 2020.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers. UTMD’s GP was $2,835 (+57.3%) higher in 2Q 2021 than in 2Q 2020, and $2,946 (+25.0%) higher in 1H 2021 than in 1H 2020.  The primary contribution to an expanded GP Margin (GPM) was much greater dilution of fixed manufacturing overhead costs by 43% higher sales in 2Q 2021, and 20% higher sales in 1H 2021. The greater percentage increase in GP than in sales is due to the ability to leverage fixed costs. Incremental direct labor costs did increase as a result of competition for a limited number of people currently seeking work. Also during 2Q 2021, UTMD experienced double-digit percentage cost increases in a number of raw materials, as well as in the freight cost to receive the materials. The growing administrative burden of compliance with regulatory requirements, particularly OUS, continues to pressure UTMD’s GPM. Managing variable manufacturing costs will continue to be a significant challenge for the rest of 2021.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. After subtracting OE from substantially higher 2Q and 1H 2021 GP, OI in 2Q 2021 was $4,765 compared to $1,977 in 2Q 2020, an increase of 141%, and was $8,652 in 1H 2021 compared to $5,840 in 1H 2020, an increase of 48%. Despite OE in USD being slightly higher in 2021 than in the same 2020 time periods, as shown in the table below, the period-to-same period increases in 2021 GP were further leveraged as a result of better OE absorption (lower percentage of sales).

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 2Q and 1H 2021 compared to the same periods in 2020 by OE category:

OE Category	2Q 2021	% of sales	2Q 2020	% of sales	1H 2021	% of sales	1H 2020	% of sales
S&M:	$ 364	2.9	$ 424	4.8	$ 748	3.2	$ 844	4.3
G&A:	2,528	20.1	2,433	27.7	5,073	21.5	4,852	24.6
R&D:	128	1.0	116	1.3	259	1.1	250	1.3
Total OE:	3,020	24.0	2,973	33.8	6,080	25.8	5,946	30.2

Although a weaker USD helped increase consolidated USD sales in 2021, it also helped increase the USD-denominated OE of UTMD’s foreign subsidiaries by $109 in 2Q 2021 and $169 in 1H 2021. The following table summarizes “constant currency” OE in 2Q and 1H 2021 compared to the same periods in 2020 by OE category:

OE Category	2Q 2021 const FX	2Q 2020	1H 2021 const FX	1H 2020
S&M:	$ 352	$ 424	$ 729	$ 844
G&A:	2,432	2,433	4,924	4,852
R&D:	127	116	258	250
Total OE:	2,911	2,973	5,911	5,946

In other words, 2021 OE converted to USD at the same FX rate were actually lower than in 2020. Holding OE constant while dramatically increasing revenues with a higher GPM had a huge favorable impact on OI.

The change in FX rates increased 2Q 2021 OUS S&M expenses by $12, and 1H 2021 OUS S&M expense by $19. The lower constant currency S&M expenses were due primarily to a reduction of outside sales representatives in the UK.

A division of G&A expenses by location follows. G&A expenses include non-cash expenses from the amortization of IIA associated with the Filshie Clip System, which is also separated out below:

G&A Exp Category	2Q 2021	% of sales	2Q 2020	% of sales	1H 2021	% of sales	1H 2020	% of sales
IIA Amort- UK:	$ 556	4.4	$ 495	5.6	$1,106	4.7	$1,007	5.1
IIA Amort– CSI: Other– UK: Other– US: IRE: AUS: CAN: Total G&A:	1,105 155 552 77 42 41 2,528	8.8 20.1	1,105 149 546 68 35 35 2,433	12.6 27.7	2,210 312 1,113 161 88 83 5,073	9.4 21.5	2,210 293 1,054 126 88 73 4,852	11.2 24.6

About two-thirds of G&A expenses in all periods above were from the non-cash expense of amortizing IIA related to the Filshie Clip System. OUS G&A expenses were $871 in 2Q 2021 compared to $782 in 2Q 2020. OUS G&A expenses were $1,750 in 1H 2021 compared to $1,587 in 1H 2020.  Per the table below which identifies “constant currency” OUS G&A expenses for 2Q and 1H 2021 compared to the same periods in 2020, virtually all of the increases in OUS G&A expenses in both periods were due to FX rate changes:

G&A Exp Category	2Q 2021 const FX	2Q 2020	1H 2021 const FX	1H 2020
IIA Amort- UK:	$ 493	$ 495	$1,014	$1,007
Other– UK: IRE: AUS: CAN: Total G&A:	137 71 37 36 774	149 68 35 35 782	285 149 75 77 1,600	293 126 88 73 1,587

Period to period product development (R&D) expenses varied slightly depending on specific project costs. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 2Q 2021 EBT was $4,825 (38.3% of sales) compared to $1,977 (22.5% of sales) in 2Q 2020. Consolidated 1H 2021 EBT was $8,723 (37.0% of sales) compared to $5,965 (30.3% of sales) in 1H 2020.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 2Q 2021 was $60 compared to essentially zero NOI in 2Q 2020. Net NOI in 1H 2021 was $71 compared to $125 NOI in 1H 2020.  Despite higher cash balances in 2021 compared to 2020, UTMD received less in interest income. In addition, instead of a gain of $42 at the end of 1H 2020 from remeasurement of foreign currency bank balances, UTMD realized a $5 loss at the end of 1H 2021.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2021 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $6,695 compared to $3,800 in 2Q 2020.  Adjusted consolidated EBITDA was $12,471 in 1H 2021 compared to $9,572 in 1H 2020. Adjusted consolidated EBITDA for the previous four calendar quarters (TTM) was $24,024 as of June 30, 2021.  Based on the better than expected 2Q 2021 operating results, management expects that adjusted consolidated EBITDA of $25 million is likely achievable for the full year 2021. UTMD’s adjusted consolidated EBITDA as a percentage of sales was 53.1% in 2Q 2021 compared to 43.2% in 2Q 2020.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 52.9% in 1H 2021 compared to 48.6% in 1H 2020. Achieving substantially higher revenues with an expanded GPM while keeping operating expenses about the same obviously had a very positive effect on this key profitability metric.  Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its substantial recovery from 2020.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	2Q 2021	2Q 2020	1H 2021	1H 2020
EBT	$4,825	$1,977	$8,723	$5,965
Depreciation Expense	162	161	326	335
Femcare IIA Amortization Expense	556	495	1,106	1,007
CSI IIA Amortization Expense	1,105	1,105	2,211	2,211
Other Non-Cash Amortization Expense	10	12	18	24
Stock Option Compensation Expense Interest Expense	41 -	49 -	82 -	72 -
Remeasured Foreign Currency Balances	(4)	1	5	(42)
UTMD non-US GAAP EBITDA:	$6,695	$3,800	$12,471	$9,572

Note

All UTMD income statement measures from GP through EBT (and including non-US GAAP adjusted consolidated EBITDA above) for both 2021 and 2020 time periods were unaffected by the enacted changes in the UK corporate income rate.

Net Income (NI)

US GAAP NI in 2Q 2021 of $3,426 (27.2% of sales) was 161.0% higher than the US GAAP NI of $1,313 (14.9% of sales) in 2Q 2020. Obviously, 2Q 2020 was the low point for UTMD during the COVID-19 pandemic. NI in both periods was affected by an additional tax provision expense required to be recorded in the quarter in which a tax change is enacted, as a result of an adjustment to UTMD’s deferred tax liability (DTL).  The DTL results from the tax effect of not being able to deduct the remaining future amortization expense of Femcare IIA.  In 2Q 2020, because the UK reset its corporate tax rate from 17% to 19% going forward, it caused UTMD to have to book an additional $225 in income taxes that represented the additional tax which would be paid in the UK over the remaining six year life of the 2011 Femcare acquisition IIA, based on a 19% rate. In 2Q 2021, because the UK reset its corporate tax rate from 19% to 25% beginning with 2Q 2023, it caused UTMD to have to book an additional $390 in its 2Q 2021 income tax provision that represents the additional tax which will be paid in the UK over the now remaining five year life of the 2011 Femcare acquisition IIA. Excluding the $390 DTL increase in 2Q 2021 and the $225 DTL increase in 2Q 2020, both of which reduced NI by those same amounts, non-US GAAP 2Q 2021 NI was $3,817 (30.3% of sales), 148.3% higher than non-US GAAP 2Q 2020 NI of $1,537 (17.5% of sales). Excluding the tax provision increases due to the DTL adjustment, non-US GAAP 1H 2021 NI was $6,840 (29.0% of sales), 46.3% higher than non-US GAAP 1H 2020 NI of $4,677 (23.8% of sales).

The average consolidated income tax provisions (as a % of the same period EBT) per US GAAP in 2Q 2021 and 2Q 2020 were 29.0% and 33.6% respectively, and were 26.1% and 25.4% in 1H 2021 and 1H 2020 respectively. As these tax rates for both 2021 and 2020 periods are not directly related to EBT generated in the same periods, UTMD provides the following tax rates excluding the 2Q 2021 $390 tax provision adjustment and the 2Q 2020 $225 income tax provision adjustment:  The resulting non-GAAP income tax provision rates were 20.9% and 22.2% for 2Q 2021 and 2Q 2020 respectively, and were 21.6% for both 1H 2021 and 1H 2020.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

US GAAP diluted EPS in 2Q 2021 were $0.937 compared to $0.359 in 2Q 2020, a 161.3% increase.  US GAAP diluted EPS in 1H 2021 were $1.765 compared to $1.207 in 1H 2020, a 46.2% increase.  Excluding the “one-time” income tax provision increases due to the DTL adjustments, non-US GAAP diluted EPS in 2Q 2021 were $1.044 compared to $0.420 in 2Q 2020, a 148.5% increase, and non-US GAAP diluted EPS in 1H 2021 were $1.871 compared to $1.268 in 1H 2020, a 47.6% increase. In either case, the increases in EPS were substantial as a result of the improvement in operating results. Diluted shares were 3,655,319 in 2Q 2021 compared to 3,658,626 in 2Q 2020.  The lower diluted shares in 2Q 2021 were the result of shares repurchased during 2020 offset by employee options exercised, and a lower dilution factor for unexercised options.

The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 2Q 2021 were 3,645,798 compared to 3,643,035 at the end of calendar year 2020. The difference was due to 2,763 shares in employee option exercises during 1H 2021. For comparison, outstanding shares were 3,642,946 at the end of 2Q 2020. The total number of outstanding unexercised employee and outside director options at June 30, 2021 was 63,874 at an average exercise price of $68.38, including shares awarded but not yet vested.  This compares to 76,625 unexercised option shares at the end of 2Q 2020 at an average exercise price of $64.72/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 2Q 2021 was 9,526 compared to 16,040 in 2Q 2020. The number of shares added as a dilution factor in 1H 2021 was 10,569 compared to 15,342 in 1H 2020. In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options have been awarded to date in 2021.  UTMD paid $1,039 ($0.285/share) in dividends to stockholders in 2Q 2021 compared to $1,035 ($0.280/ share) paid in 2Q 2020. Dividends paid to stockholders during 2Q 2021 were 27% of non-US GAAP NI. UTMD paid $2,077 ($0.285/share) in dividends to stockholders in 1H 2021 compared to $2,077 ($0.280/ share) paid in 1H 2020. The increase in the per share dividend was offset by share repurchases. Dividends paid to stockholders during 1H 2021 were 30% of non-US GAAP NI.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In September 2020, UTMD repurchased 7,000 shares at $78.67/ share.  No shares have been repurchased to date in 2021. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2Q 2021 was $85.04, down from the closing price of $86.60 at the end of 1Q 2021 despite an increase in cash of $.95/ outstanding share and an increase in stockholders’ equity of $.68/ share during the quarter.  The 2Q 2021 ending share price was up less than 1% from the $84.30 closing price at the end of 2020. The closing share price at the end of the awful (for UTMD) 2Q 2020 was $88.62.

Balance Sheet.

At June 30, 2021 compared to the end of 2020, UTMD’s cash and investments increased $7.9 million to $59.5 million primarily as a result of operating EBITDA less a $2.1 million payment of cash dividends to stockholders, plus some changes in working capital including increases in both accounts receivable from the higher sales activity and current liabilities from higher production activity. At June 30, 2021, net Intangible Assets decreased to 30.0% of total consolidated assets from 34.1% on December 31, 2020 despite a weaker USD which raises the USD value of Femcare’s GBP IIA.  UTMD’s 15.9 current ratio at June 30, 2021 was close to the 16.4 current ratio at December 31, 2020 despite 17% higher current liabilities due to higher accrued income taxes and higher accounts payable. The average age of trade receivables was 33 days from date of invoice at June 30, 2021 compared to 31 days at December 31, 2020.  Average inventory turns improved to 3.0 in 2Q 2021 compared to 2.5 for the 2020 year.

Financial ratios as of June 30, 2021 which may be of interest to stockholders follow:

1)Current Ratio = 15.9

2)Days in Trade Receivables (based on 2Q 2021 sales activity) = 33

3)Average Inventory Turns (based on 2Q 2021 CGS) = 3.0

4)2021 YTD ROE (before dividends) = 13%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2021	2Q 2020	Percent Change	2Q 2019
Net Sales	$ 12,604	$ 8,787	43.4%	$ 11,846
Gross Profit	7,785	4,950	57.3%	7,500
Operating Income	4,765	1,977	141.0%	4,481
Income Before Tax	4,825	1,977	144.0%	4,565
Net Income before DTL adjust Net Income (US GAAP)	3,817 3,426	1,537 1,313	148.3% 161.0%	3,525 3,525
EPS before DTL adjustment Earnings Per Share (US GAAP)	$1.044 $ .937	$ .420 $ .359	148.5% 161.3%	$ .944 $ .944
Shares Outstanding (diluted)	3,655	3,659		3,735

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2021	1H 2020	Percent Change	1H 2019
Net Sales	$ 23,568	$ 19,689	19.7%	$ 22,579
Gross Profit	14,732	11,786	25.0%	14,273
Operating Income	8,652	5,840	48.2%	8,582
Income Before Tax	8,723	5,965	46.2%	8,702
Net Income before DTL adjust Net Income (US GAAP)	6,840 6,450	4,677 4,452	46.3% 44.9%	6,664 6,664
EPS before DTL adjustment EPS (US GAAP)	$ 1.871 $ 1.765	$ 1.268 $ 1.207	47.6% 46.2%	$ 1.783 $ 1.783
Shares Outstanding (diluted)	3,656	3,690		3,737

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2021	(unaudited) MAR 31, 2021	(audited) DEC 31, 2020	(unaudited) JUN 30, 2020
Assets
Cash & Investments	$59,506	$56,033	$51,590	$42,352
Accounts & Other Receivables, Net	4,606	4,157	4,104	3,792
Inventories	6,118	5,975	6,222	6,580
Other Current Assets	357	451	346	393
Total Current Assets	70,587	66,616	62,262	53,117
Property & Equipment, Net	11,168	11,087	11,326	10,812
Intangible Assets, Net	35,039	36,685	38,157	39,616
Total Assets	$116,794	$114,388	$111,745	$103,545
Liabilities & Stockholders’ Equity
Accounts Payable	1,186	840	788	560
REPAT Tax Payable	245	79	79	79
Other Accrued Liabilities	3,000	3,648	2,924	2,604
Total Current Liabilities	$4,431	$4,567	$3,791	$3,243
Deferred Tax Liability – Intangible Assets	2,355	2,068	2,151	2,135
Long Term Lease Liability Long Term REPAT Tax Payable	322 1,835	329 1,995	335 1,995	356 1,995
Deferred Revenue and Income Taxes	486	546	651	528
Stockholders’ Equity	107,365	104,883	102,822	95,288
Total Liabilities & Stockholders’ Equity	$116,794	$114,388	$111,745	$103,545